Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to (i) the inclusion in this Annual Report on Form 10-K of Talos Energy Inc. (the “Form 10-K”) of our report dated March 6, 2019, containing information relating to Talos Energy, Inc.’s estimated reserves as of December 31, 2018, and of our reports dated February 7, 2018 and January 13, 2017, containing information relating to Talos Energy LLC’s estimated reserves as of December 31, 2017 and 2016, respectively, and (ii) all references to our firm in the Form 10-K and to the incorporation by reference of said reports in the Registration Statement on Form S-8 of Talos Energy Inc. (File No. 333-225058).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:/s/ Danny D. Simmons

Danny D. Simmons, P.E.

President and Chief Operating Officer

Houston, Texas

March 13, 2019

US 5847524